Exhibit 1.2

MASTER SELECTED DEALER AGREEMENT

Dear Sirs:

In connection with public offerings of securities of a company (the “Issuer”) after the date hereof for which we are acting as manager of an underwriting syndicate or are otherwise responsible for the distribution of securities to the public by means of an offering of securities for sale to or through selected dealers, you may be offered the right as such a dealer to purchase as principal or sell as agent a portion of such securities. This will confirm our mutual agreement as to the general terms and conditions applicable to your participation in any such selected dealer group organized by us as follows:

1.  Applicability of Agreement.    The terms and conditions of this Agreement shall be applicable to any public offering of securities (“Securities”) pursuant to a registration statement filed under the Securities Act of 1933 (the “Securities Act”), or exempt from registration thereunder (other than a public offering of Securities effected wholly outside the United State of America), wherein Bathgate Capital Partners LLC (acting for is own account or for the account of any underwriting or similar group or syndicate) is responsible for managing or otherwise implementing the sale of Securities through selected dealers (“Selected Dealers”) and has expressly informed you that such terms and conditions shall be applicable. Any such offering of Securities through you as a Selected Dealer is hereinafter called an “Offering.” In the case of any Offering where we are acting for the account of any underwriting or similar group or syndicate (“Underwriters”), the terms and conditions of this Agreement shall be for the benefit of, and binding upon, such Underwriters, including, in the case of any Offering where we are acting with others as representatives of Underwriters, such other representatives.

2.  Conditions of Offering; Acceptance and Purchase.    Any Offering will be subject to delivery of the Securities and their acceptance by us and any other Underwriters, may be subject to the approval of all legal matters by counsel and the satisfaction of other conditions, and may be made on the basis of reservation of Securities or an allotment against subscription. We will advise you by telegram, telex or other form of written communication (“Written Communication,” which term, in the case of any Offering described in Section 3(a) or 3(b) hereof, may include a prospectus or offering circular) of the particular method and supplementary terms and conditions (including without limitation, the information as to prices and offering date referred to in Section 3(c) hereof) any Offering in which you are invited to participate. To the extent such supplementary terms and conditions are inconsistent with any provision herein, such terms and conditions shall supersede any such provision. Unless otherwise indicated in any such Written Communication, acceptances and other communications by you with respect to an Offering should be sent to Bathgate Capital Partners LLC, 5350 S. Roslyn Street, Suite 400, Englewood, Colorado, 80111. We reserve the right to reject any acceptance in whole or in part. The offering price, sales commission, and reallowance of a portion of such sales commission to dealers at any time in effect with respect to an Offering are hereinafter referred to, respectively, as the “Public Offering Price,” the “Commission,” and the “Reallowance.” Unless notified otherwise by us, Securities sold through you shall be paid for as payment is received by you, by certified or official bank check or wire, in an amount equal to the Public Offering Price, payable in Federal or Clearing House funds to the bank escrow agent for the offering or such other bank account for the benefit of the issuer of the securities. Delivery of the Securities will made as soon as possible after (a) the closing on the escrow of the minimum proceeds; or (b) receipt of payment therefor if the minimum offering has been closed. We shall have authority to make appropriate arrangements for payment for and/or delivery through the facility of the Depository Trust Company or any such depository or other facility for the Securities. If Securities are paid for at such Public Offering Price, such Reallowance will be paid after the termination of the provisions of Section 3(c) hereof with respect to such Securities.

3.  Representations, Warranties and Agreements.

(a)  Registered Offerings.    In the case of any Offering of Securities which are registered under the Securities Act (“Registered Offering”), we shall provide you with such number of copies of each Preliminary Prospectus and of the Final Prospectus (as defined in the Underwriting Agreement) relating thereto as you may reasonably request for the purposes contemplated by the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder. You represent and warrant that you are familiar with Rule 15c2-8 under the Exchange Act relating to the distribution of each Preliminary and Final Prospectus and agree that you will comply therewith. You agree to make a record of your distribution of each Preliminary Prospectus and, when furnished with copies of any revised Preliminary Prospectus, you will, upon our request, promptly forward copies thereof to each person to whom you have theretofore distributed a Preliminary Prospectus. You agree that in selling Securities in a Registered Offering you will rely upon no statements whatsoever, written or oral, other than the statements in the Final Prospectus delivered to you by us. You will not be authorized by the Issuer or other seller of Securities offered pursuant to a Prospectus or by any Underwriter to give any information or to make any representation not contained in the Prospectus in connection with the sale of such securities.

(b)  Offerings Pursuant to Offering Circular.    In the case of any Offering of Securities, other than a Registered Offering, which is made pursuant to an offering circular or other document comparable to a prospectus in a Registered Offering (an “Offering Circular”), we shall provide you with such number of copies of each preliminary Offering Circular and of the final Offering Circular relating thereto as you may reasonably request. You agree that you will comply with the applicable Federal and State laws, and the applicable rules and regulations of any regulatory body promulgated thereunder, governing the use and distribution of offering circulars by brokers or dealers. You agree that in selling Securities pursuant to an Offering Circular you will rely upon no statements whatsoever, written or oral, other than the statements in the final Offering Circular delivered to you by us. You will not be authorized by the issuer or other seller of Securities offered pursuant to an Offering Circular or by any Underwriter to give any information or to make any representation not contained in the Offering Circular in connection with the sale of such Securities.

(c)  Offer and Sale to the Public.    With respect to any Offering of Securities, we will inform you by a Written Communication of the Public Offering Price, the Commission, the Reallowance (if any) to dealers and the time when you may commence selling Securities to the public. After such public offering has commenced, we may change the Public Offering Price, the Commission and Reallowance to dealers. With respect to each Offering of Securities, until the provisions of this Section 3(c) shall be terminated pursuant to Section 4 hereof, you agree to offer Securities to the public only at the Public Offering Price,

(d)  NASD.    You represent that you are a dealer actually engaged in the investment banking or securities business and that you are either (i) a member in good standing of the NASD or (ii) a dealer with its principal place of business located outside the United States, its territories or possessions and not registered under the Exchange Act ((a “non-member foreign dealer”). If you are a non-member foreign dealer, you agree to make no sales of securities within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. Non-member foreign dealers agree, in making any sales, to comply with the NASD’s interpretation with respect to free-riding and withholding. In accepting a Reallowance where we are acting as such Representative, and in allowing a discount to any other person, you agree to comply with the provisions of Rule 2740 of the Conduct Rules of the

NASD, and, in addition, if you are a non-member foreign dealer or bank, you agree to comply, as though you were a member of the NASD, with the provisions of Rule 2730 and 2750 of such Conduct Rules and to comply with Rule 2420 of such Conduct Rules as that Rule applies to a non-member foreign dealer or bank. You represent that you are fully familiar with the above provisions of the Conduct Rules of the NASD.

(e)  Relationship among Underwriters and Selected Dealers.    You are not authorized to act as agent for us or any Underwriter of the issuer or other seller of any Securities in offering Securities to the public or otherwise. Nothing contained herein or in any Written Communication from us shall constitute the Selected Dealers partners with us or any Underwriter or with one another. Neither we nor any Underwriter shall be under any obligation to you except for obligations assumed hereby or in any Written Communication from us in connection with any Offering. In connection with any Offering you shall be liable for your proportionate amount of any claim, demand or liability which may be asserted against you alone or against one or more Selected Dealers participating in such Offering, or against us or the Underwriters, if any, based upon the claim that the Selected Dealers, or any of them, constitute an association, an unincorporated business or other entity.

(f)  Blue Sky Laws.    We shall inform you as to any advice we have received from counsel concerning the jurisdictions in which Securities have been qualified for sale or are exempt under the securities or blue sky laws of such jurisdiction, but we do not assume any obligation or responsibility as to your right to sell securities in any such jurisdiction.

(g)  Compliance with Law.    You agree that in connection with any offering of securities covered by this Agreement you will comply with the applicable provisions of the Securities Act and the Exchange Act and the applicable rules and regulations of the SEC thereunder, the applicable rules and regulations of the NASD, and the applicable rules of any securities exchange having jurisdiction over the offering.

(h)  Compliance with Regulation M.    In addition, you will not, until advised by us in writing or by wire of completion of the offering (as defined in Regulation M of the SEC under the Exchange Act), bid for or purchase the securities in the open market or otherwise make a market in the securities or otherwise attempt to induce others to purchase the securities in the open market, in violation of Regulation M.

(i)  Compliance with Rule 15c2-4.    If the Offering is a contingent offering, as defined by SEC Rule 15c2-4, until we have informed you that the Minimum Proceeds have been received, you will deliver to the escrow account for the offering, by noon on the day following your receipt thereof, all proceeds you receive from investors. You understand and agree that no proceeds will be delivered to the Company until and unless the Minimum Proceeds, as described in the prospectus or offering circular, have been deposited into the escrow account. If the Minimum Proceeds are not received, all funds will be returned to investors, without deduction, and you will not be entitled to receive any commission or reallowance on securities sold by you.

4.  Authority.    We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to any Offering covered by this Agreement. We shall be under no liability to you except for our lack of good faith and for obligations assumed by us in this Agreement, except that you do not waive any rights that you may have under the Securities Act or the rules and regulations thereunder.

5.  Notice.    Any notice from us shall be deemed to have been duly given if mailed or transmitted by any standard form of written telecommunications to you at the above address or at such other address as you shall specify to us in writing.

6.  Termination; Supplements and Amendments.    This Agreement shall continue in full force and effect until terminated by a written instrument executed by each of the parties hereto. This Agreement may be supplemented or amended by us by written notice thereof to you, and any such supplement or amendment to this Agreement shall be effective with respect to any Offering to which this Agreement applies after the date of such supplement or amendment. Each reference to “this Agreement” herein shall, as appropriate, be to this Agreement as so amended and supplemented. The terms and conditions set forth in Section 3(c) hereof with regard to any Offering will terminate at the close of business on the 30th day after (a) in the case of a Registered Offering, the effective date of the Registration Statement pursuant to which such Offering is made, and (b) in the case of any other Offering, the commencement of the public offering of the Securities to which such Offering relates, but in our discretion may in either case be extended by us for a further period not exceeding 30 days and in our discretion, whether or not extended, may be terminated at any earlier time.

7.  Successors and Assigns.    This Agreement shall be binding on, and inure to the benefit of, the parties hereto and other persons specified in Section 1 hereof, and the respective successors and assigns of each of them.

8.  Governing Law.    This Agreement and the terms and conditions set forth herein with respect to any Offering together with such supplementary terms and conditions with respect to such Offering as may be contained in any Written Communication from us to you in connection therewith shall be governed by, and construed in accordance with the laws of the State whose law governs the terms and provisions of the Underwriting Agreement executed in connection with the Offering.

Please confirm by signing and returning to us the enclosed copy of this Agreement that your subscription to, or your acceptance of any reservation of any Securities pursuant to an Offering shall constitute (i) acceptance of and agreement to the terms and conditions of this Agreement (as supplemented and amended pursuant to Section 4 hereof) together with and subject to any supplementary terms and conditions contained in any Written Communication from us in connection with such Offering, all of which shall constitute a binding agreement between you and us, individually or as representative of any Underwriters, (ii) confirmation that your representations and warranties set forth in Section 3 hereof are true and correct at that time, (iii) confirmation that your agreements set forth in Section 2 and 3 hereof have been and will be fully performed by you to the extent and at the times required thereby and (iv) in the case of any offering described in Section 3(a) or 3(b) hereof, acknowledgment that you have requested and received from us sufficient copies of the Final Prospectus or final Offering Circular, as the case may be with respect to such Offering in order to comply with your undertakings in Section 3(a) or 3(b) hereof.

Very truly yours, BATHGATE CAPITAL PARTNERS LLC

Confirmed , 200

By:
(sign name and print title)

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